CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
NAVIOS MARITIME HOLDINGS INC.
(Pursuant to Section 35(2) of the
Business Corporations Act of the Associations Law of
the Republic of the Marshall Islands)
     The undersigned, Ms. Angeliki Frangou and Mr. George Achniotis, do hereby certify:
     1. That they are the duly elected and acting Chief Executive Officer and Corporate Secretary, respectively, of Navios Maritime Holdings Inc., a Marshall Islands corporation.
     2. That, pursuant to the authority conferred by the Company’s Amended and Restated Articles of Incorporation, the Company’s Board of Directors, as of August 11, 2009, by a unanimous written consent in lieu of a meeting in accordance with Section 55 of the Business Corporation Act of the Associations Law of the Republic of the Marshall Islands, adopted the following resolutions:
RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors (the “Board of Directors”) of Navios Maritime Holdings Inc. (the “Company”) by the provisions of the Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) of the Company and its Bylaws, and in accordance with Section 35(2) of the Business Corporation Act of the Associations Law of the Republic of the Marshall Islands (the “BCA”), there is hereby created, out of the 881,400 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), of the Company’s remaining authorized, unissued and undesignated preferred stock, a series of the Preferred Stock, which series shall have the following powers, designations, preferences and relative, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Articles of Incorporation which are applicable to the Preferred Stock):
Section 1. Designation of Amount and Preference.
     The shares of such series of Preferred Stock created hereby shall be designated the “Series B Convertible Preferred Stock” (the “Series B Convertible Preferred Stock”), par value $0.0001 per share. The number of shares of Series B Convertible Preferred Stock shall initially be 2,829, which number the Board of Directors may from time to time increase or decrease (but not below the number then-outstanding). Series B Convertible Preferred Stock shall rank pari passu with the Company’s convertible preferred stock as shall have been previously designated on the date of issuance of this Series B Convertible Preferred Stock.
Section 2. Liquidation.
(a) Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), (i) after any payment shall be made or any assets distributed out of the assets of the Company then-available for distribution (whether such assets are stated capital, surplus or earnings) to the holders of (x) any of the Company’s secured and unsecured debt obligations, or (y) any other security or obligation issued subsequent to the Original Issuance Date (as defined below) that expressly states that it ranks senior to the Series B Convertible Preferred Stock (such holders in subclauses (x) and (y) collectively, the “Senior Holders”), but (ii) before any payment shall be made or any assets distributed to the holders of any class or series of the common stock, par value $0.0001 per share of the Company (the “Common Stock”), the holders of the Series B Convertible Preferred Stock then-outstanding shall be entitled to receive $10,000 per share of Series B Convertible Preferred Stock plus the amount of any accumulated and unpaid dividends thereon, whether or not declared (the “Liquidation Preference”), up to and including the date full payment shall be tendered to the holders of the Series B Convertible Preferred Stock with respect to such Liquidation Event. If, upon any Liquidation Event and after payment or distribution to the Senior Holders, the assets of the Company available for distribution to the holders of the Series B Convertible Preferred Stock are insufficient to permit the payment in full to the holders of the Series B Convertible Preferred Stock of the full Liquidation Preference, then all of the remaining assets of the Company available for such distribution shall be distributed among the holders of the then-outstanding Series B Convertible Preferred Stock pro rata according to the number of then-outstanding shares of Series B Convertible Preferred Stock held by each holder thereof.
(b) Distribution of Remaining Assets. Following payment to the holders of the Series B Convertible Preferred Stock of the full preferential amounts described in Section 2(a) above, the holders of the Series B Convertible Preferred Stock shall have no further right to participate in any assets of the Company available for distribution.
Section 3. Dividends; Withholding on Payments; Taxes.
(a) The holders of Series B Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of legally available funds, cumulative dividends at the rate of 2.0% of the Liquidation Preference per share of Series B Convertible Preferred Stock per annum. With respect to each share of Series B Convertible Preferred Stock, such dividends shall accrue daily from and after the date such shares of Series B Convertible Preferred Stock are initially issued (the “Original Issuance Date”) through the earlier of the conversion or redemption of such share or a Liquidation Event and shall be payable quarterly in arrears on June 30, September 30, December 31, March 31 of each year or, if not a Business Day, the next succeeding Business Day (and without any interest or other payment in respect of such delay), commencing with the first dividend payment date following the date such shares of Series B Convertible Preferred Stock are issued (each, a “Dividend Payment Date”). Any dividend payable on the Series B Convertible Preferred Stock for any partial dividend period shall be prorated and computed on the basis of a 365- or 366-day year and the actual number of days elapsed. Dividends shall be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable dividend record date, which shall be a date designated by the Board of Directors for the payment of dividends that is not more than 60 nor less than 10 calendar days immediately preceding such Dividend Payment Date.
(b) Notwithstanding anything to the contrary contained herein, dividends on the Series B Convertible Preferred Stock shall accrue and cumulate whether or not the Company has earnings or surplus, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared by the Board of Directors. Accumulated but unpaid dividends on the Series B Convertible Preferred Stock shall cumulate as of the Dividend Payment Date on which they first become payable, on the date of conversion pursuant to Section 5 hereof and on the date of any Liquidation Event.
(c) The Company shall be authorized to deduct and withhold any withholding or similar taxes imposed with respect to any payments made (or deemed made) on or with respect to the Series B Convertible Preferred Stock under the U.S. Internal Revenue Code of 1986, as amended, or any applicable provision of state, local or foreign tax law, and any amounts so deducted and withheld shall be treated as distributed by the Company to the holders of the Series B Convertible Preferred Stock in accordance with the terms hereof. If payment is made through the distribution of property (other than money), any holder of the Series B Convertible Preferred Stock that is subject to withholding or similar taxes shall deliver to the Company (or, as directed by the Company, to its paying agent), by wire transfer of immediately available funds in United States dollars, amounts sufficient to satisfy any withholding obligations imposed on the Company (or its paying agent) with respect to any such distribution to or for the benefit of such holder. As security for its obligations under this Section 3(c), such holder hereby grants the Company a security interest in any and all amounts payable or distributable to (or for the benefit of) such holder in respect of the Series B Convertible Preferred Stock.
(d) The Company will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series B Convertible Preferred Stock pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the share(s) of Series B Convertible Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established to the reasonable satisfaction of the Company that such tax has been or will be paid.
Section 4. Voting Rights.
     Except as may be provided in the BCA, a holder of Series B Convertible Preferred Stock shall not have any voting rights.
Section 5. Conversion Rights.
(a) Automatic Conversion.
     (1) On September 17, 2014 (the “Initial Conversion Date”), 30% of the then-outstanding shares of Series B Convertible Preferred Stock shall automatically convert pro rata, without any action on the part of the Company, any stockholder or any other person, into a number of fully paid and non-assessable shares of Common Stock determined by dividing the amount of the then-Liquidation Preference of such Series B Convertible Preferred Stock being converted by a conversion price equal to $10.00 per share of Common Stock, subject to adjustment pursuant to Section 5(f) below.
     (2) On September 17, 2019 (the “Final Conversion Date”), the remaining balance of the then-outstanding shares of Series B Convertible Preferred Stock shall automatically convert pro rata, without any action on the part of the Company, any stockholder or any other person, into a number of fully paid and non-assessable shares of Common Stock determined by dividing the amount of the then-Liquidation Preference of such Series B Convertible Preferred Stock being converted by a conversion price equal to $10.00 per share of Common Stock, subject to adjustment pursuant to Section 5(f) below.
(b) Optional Conversion. Subject to and upon compliance with the provisions of this Section 5, the holders of shares of Series B Convertible Preferred Stock shall be entitled, at their option, at any time following the Original Issuance Date and prior to the Final Conversion Date, to convert all or any such then-outstanding shares of Series B Convertible Preferred Stock into a number of fully paid and non-assessable shares of Common Stock determined by dividing the amount of the then-Liquidation Preference of such Series B Convertible Preferred Stock being converted by a conversion price equal to $14.00 per share of Common Stock, subject to adjustment pursuant to Section 5(f) below.
(c) Automatic Conversion Based on Price. At any time following September 17, 2012, if the closing price of the Common Stock on the New York Stock Exchange (or, if that is not then the principal market for the Company’s Common Stock, the then-principal market) has been at least $20.00 per share, as adjusted for stock splits, stock dividends or similar events, for 10 consecutive Business Days (such 10th day, the “Automatic Conversion Date”), the remaining balance of the then-outstanding shares of Series B Convertible Preferred Stock shall automatically convert pro rata, without any action on the part of the Company, any stockholder or any other person, into a number of fully paid and non-assessable shares of Common Stock determined by dividing the amount of the then-Liquidation Preference of such Series B Convertible Preferred Stock being converted by a conversion price equal to $14.00 per share of Common Stock, subject to adjustment pursuant to Section 5(f) below.
(d) Conversion Price. The applicable conversion price (the “Conversion Price”) shall be subject to adjustment from time to time in accordance with Section 5(f) hereof.
(e) No Fractional Shares. The number of full shares of Common Stock issuable upon conversion shall be computed on the basis of the aggregate number of shares of Series B Convertible Preferred Stock surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series B Convertible Preferred Stock, the number of shares of Common Stock issued shall be rounded, up or down, to the nearest whole number of shares of Common Stock (with one half being rounded up).
(f) Adjustments to Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:
     (1) Upon Stock Dividends, Subdivisions or Splits. If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of Series B Convertible Preferred Stock shall be increased in proportion to such increase in outstanding shares.
     (2) Upon Combinations or Reverse Stock Splits. If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination or reverse stock split of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination or reverse stock split, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series B Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.
     (3) Upon Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series B Convertible Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination or shares of stock dividend provided for elsewhere in this Section 5(f), or the sale of all or substantially all of the Company’s properties and assets to any other person), then and in each such event the holder of each share of Series B Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series B Convertible Preferred Stock might have been converted, as the case may be, immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.
     (4) Upon Reclassification, Merger or Sale of Assets. If, at any time or from time to time, there shall be a capital reorganization of the Common Stock (other than a subdivision, combination,

reclassification, or exchange of shares provided for elsewhere in this Section 5(f)) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, or consolidation or sale, provision shall be made so that holders of Series B Convertible Preferred Stock, as the case may be, shall thereafter be entitled to receive upon conversion of the Series B Convertible Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Series B Convertible Preferred Stock immediately prior to such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(f) with respect to the rights of the holders of the Series B Convertible Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 5(f), including adjustment of the Conversion Price then in effect for the Series B Convertible Preferred Stock and the number of shares issuable upon conversion of the Series B Convertible Preferred Stock shall be applicable after that event in as nearly equivalent a manner as may be practicable.
(g) Exercise of Conversion Privilege.
     (1) Except in the case of an automatic conversion pursuant to (x) Section 5(a) hereof, or (y) Section 5(c) hereof, as the case may be, in order to convert shares of Series B Convertible Preferred Stock, a holder must (A) surrender the certificate or certificates evidencing such holder’s shares of Series B Convertible Preferred Stock (to the extent they were issued in certificated form) to be converted and duly endorsed in a form satisfactory to the Company, at the office of the Company, and (B) notify the Company at such office that such holder elects to convert Series B Convertible Preferred Stock and the number of shares such holder wishes to convert. Such notice referred to in clause (B) above shall be delivered substantially in the form set forth in Annex A hereto.
     (2) Except in the case of an automatic conversion pursuant to (x) Section 5(a) hereof, or (y) Section 5(c) hereof, as the case may be, Series B Convertible Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day (the “Conversion Date”) of surrender of such shares of Series B Convertible Preferred Stock for conversion in accordance with the foregoing provisions. In the case of (A) an automatic conversion pursuant to Section 5(a) hereof, such conversion shall occur automatically on the Initial Conversion Date or the Final Conversion Date, as the case may be, or (B) an automatic conversion pursuant to Section 5(c) hereof, such conversion shall occur automatically on the Automatic Conversion Date, and without any further action by the holders of such shares and whether or not the certificates representing such shares, if any, are surrendered to the Company or its transfer agent. Upon the Conversion Date, the Initial Conversion Date, the Final Conversion Date or the Automatic Conversion Date, as the case may be, the rights of the holders of such shares of Series B Convertible Preferred Stock as holder shall cease, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time. Upon the automatic conversion of the Series B Convertible Preferred Stock pursuant to (I) Section 5(a) hereof, or (II) Section 5(c) hereof, as the case may be, the Company shall promptly send written notice thereof, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Series B Convertible Preferred Stock at their address then-shown on the records of the Company, which notice shall state that certificates evidencing shares of Series B Convertible Preferred Stock, if any, must be surrendered at the office of the Company (or of its transfer agent for the Common Stock, if applicable). Upon the occurrence of the automatic conversion of the Series B Convertible Preferred Stock, whether pursuant to Section 5(a) or Section 5(c) hereof, the holders of Series B Convertible Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series B Convertible Preferred Stock. Upon the conversion of the Series B

Convertible Preferred Stock, the shares of Series B Convertible Preferred Stock so converted shall not be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever and shall constitute only the right to receive such number of shares of Common Stock as may be issuable upon such conversion. As promptly as practicable on or after the Conversion Date, the Initial Conversion Date (subject to Section 5(a)(1)), the Final Conversion Date (subject to Section 5(a)(2)), or the Automatic Conversion Date (subject to Section 5(c)), as the case may be, the Company shall issue and shall deliver at any office or agency of the Company maintained for the surrender of Series B Convertible Preferred Stock a certificate or certificates for the number of full shares of Common Stock issuable upon conversion or such shares shall be issued in book-entry form and deposited at an account in the name of the holder of record maintained at the Company’s transfer agent.
     (3) In the case of any certificate evidencing shares of Series B Convertible Preferred Stock which is converted in part only, upon such conversion the Company shall execute and deliver a new certificate representing an aggregate number of shares of Series B Convertible Preferred Stock equal to the unconverted portion of such certificate.
     (4) Notwithstanding anything to the contrary contained herein, if any Common Stock underlying the Series B Convertible Preferred Stock is issued prior to one year after the Original Issuance Date for such Series B Convertible Preferred Stock, such Common Stock shall be issued in certificated form with an appropriate legend to the effect that it can only be sold in a transaction registered under the Securities Act of 1933, as amended, or in a transaction exempt from such registration.
(h) Cancellation of Converted Series B Convertible Preferred Stock. All Series B Convertible Preferred Stock delivered for conversion shall be delivered to the Company to be cancelled.
Section 6. Certain Definitions. The following terms shall have the following respective meanings herein:
     “Business Day” means any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York.
     “Designated Office” means the office or agency maintained by the Company for the presentation of certificates evidencing shares of Series B Convertible Preferred Stock; and further be it
     RESOLVED, that the President, Chief Executive Officer or any Vice President and the Secretary or any Assistant Secretary of this Company be, and they hereby are, authorized and directed to prepare and file a Certificate of Designation of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Marshall Islands law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution; and be it further
[Remainder of page intentionally left blank. Signature page to follow.]

     We further declare under penalty of perjury that the matters set forth in the foregoing Certificate of Designation, Preferences and Rights are true and correct of our own knowledge.
Executed in Piraeus, Greece on September 16, 2009.

/s/ Angeliki Frangou
Angeliki Frangou
Chief Executive Officer

/s/ George Achniotis
George Achniotis
Chief Financial Officer

ANNEX A
NOTICE TO EXERCISE CONVERSION RIGHT
     The undersigned, being a holder of the Series B Convertible Preferred Stock of Navios Maritime Holdings Inc. (the “Convertible Preferred Stock”) irrevocably exercises the right to convert                      outstanding shares of Convertible Preferred Stock on                     ,      , into shares of Common Stock of Navios Maritime Holdings Inc. in accordance with the terms of the shares of Convertible Preferred Stock, and directs that the shares issuable and deliverable upon the conversion be issued and delivered in the denominations indicated below to the registered holder hereof unless a different name has been indicated below.
Dated: [At least three Business Days prior to the date fixed for conversion]
Fill in for registration of shares of Common Stock if to be issued otherwise than to the registered holder:

Name

Address

Please print name and address, including postal code number	(Signature)

Denominations: